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                                                                    EXHIBIT 99.1

Contact:
John Mejia
SERENA Software
(650) 696-6567
jmejia@serena.com

              SERENA SOFTWARE ACQUIRES COMPLETE RIGHTS TO STARTOOL
                   ACQUISITION SECURES INTELLECTUAL PROPERTY

BURLINGAME, CA--(SEPTEMBER 5, 2000)--SERENA Software, Inc. (Nasdaq: SRNA), an industry-leading supplier of eBusiness infrastructure change management solutions, today announced the acquisition of the intellectual property rights to StarTool-Registered Trademark-, SERENA's popular file and data management solution for enterprise legacy systems. Today's announcement is a strategic move by SERENA giving it greater control and flexibility over its StarTool product.

    StarTool is used by organizations that are committed to installing a robust backend technology infrastructure for conducting eBusiness. StarTool provides a comprehensive and easy-to-use environment for editing and managing PDS, PDSE, sequential, extended sequential, direct, VSAM, DB2 and IMS files.

    "We now own the intellectual property rights to all of our products, so we can move more quickly to capitalize on our eFull.Cycle-TM- strategy", said MarkWoodward, president and chief executive officer, SERENA Software, Inc. "We gain additional leverage in pursuing the large market opportunity associated with StarTool. Finally, this transaction allows us to sell these products without recording royalty expense to the former owner."

ABOUT SERENA SOFTWARE

    SERENA Software, Inc. is an industry leading provider of software infrastructure products and consulting best practices that automate enterprise software and Web content changes. SERENA's EFull.Cycle manages the change process throughout the entire eBusiness lifecycle, across multiple platforms--from the mainframe to the Web. SERENA maintains a global presence with headquarters in Burlingame, California, international offices in Canada, France, Germany, and the United Kingdom, and a network of international distributors for local support and service. SERENA products are used at over 2,500 customer sites, including 84% of the Fortune 50. SERENA can be reached through the World Wide Web at www.serena.com.

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StarTool is a registered trademark of SERENA Software, Inc. EFull.Cycle is a trademark of SERENA Software, Inc. All other products or company names are used for identification purposes only, and may be trademarks of their respective owners.

Copyright -C- 2000 SERENA Software, Inc. All Rights Reserved